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                                                                    Exhibit 10.5



                   GRAIN ORIGINATION AND CONSULTING AGREEMENT

       NORTHWEST ETHANOL, L.L.C. AND THE ANDERSONS AGRICULTURE GROUP, L.P.


     This Grain Origination and Consulting Agreement ("Agreement") is made and entered into this 7TH day of FEBRUARY, 2002, between Northwest Ethanol L.L.C., an Ohio limited liability company, P.O. Box 4505, Sherwood, Ohio 43556, ("NWE") and The Andersons Agriculture Group, L.P., an Ohio limited partnership, 480 West Dussel Drive, Maumee, Ohio 43537 ("Andersons").

     WHEREAS, NWE is in the business of processing corn into fuel ethanol, and must purchase and handle 11,300,000 bushels of corn annually for this purpose, and;

     WHEREAS, Andersons is in the business of purchasing and selling corn into commercial channels, and can originate the quantity and quality of corn required by NWE for delivery to NWE's Hicksville, Ohio facility, ("Plant");

     NOW, THEREFORE, the parties agree as follows:

(1) SUMMARY OF SERVICES: Andersons shall provide six basic services for NWE. These services include grain origination, corn price-risk management, operations support and trucklot management, corn management consulting, working capital (by means of managing the hedge risk of cash grain contracts), and transportation administration and rail management.

(2) QUANTITY AND QUALITY: Andersons shall sell to NWE, Eleven Million Three-Hundred Thousand, (11,300,000), bushels of corn, plus or minus 10% annually by entering into cash grain forward contracts, ("Contracts") with NWE for delivery to Plant. Andersons makes no express warranty or implied warranty of merchantability or of fitness for particular purpose for corn delivered on Contracts. NWE acknowledges that it shall assess the quality of corn upon delivery to Plant. NWE acknowledges that if corn does not meet NWE's quality standards pursuant to the terms of this Agreement and associated Contract, NWE may reject the corn, or may accept the corn with applicable quality discounts. NWE further agrees that if it accepts the corn, then it acknowledges that the corn meets quality standards of the associated Contract. NWE acknowledges that it shall indemnify and hold Andersons harmless for any claims related to corn quality pursuant to the provisions of paragraph 14 of this agreement.

(3) CORN BASIS PRICING: Andersons shall purchase corn from producers and/or others at the lowest basis value F.O.B. Plant. Basis price for corn sold by Andersons to NWE under Contracts shall be established at identical basis values, time and quantities as corn purchased by Andersons from producers, and/or others, resulting in "pass-through" basis pricing.

(4) TERM: The initial term of this Agreement shall be for four (4) years commencing from the date of this Agreement. ("Initial Term") This Agreement shall renew for an additional period of three (3) years after the Initial Term, ("Renewal Term"), unless either party sends written notice to the other party that it wishes to terminate the Agreement no later than 90 days prior to the last day of the Initial Term.

(5) SERVICE FEE: Andersons shall provide all services covered in Item (1) above, and Items 8,9,10,11,12 and 13 for a monthly fee of Sixty-Eight Thousand Dollars, ($68,000). Five-Thousand Dollars, ($5,000), shall be payable on the date of signing of the Agreement, with Sixty-Three Thousand Dollars ($63,000), to be paid upon closing of the Initial Public Offering. Thereafter, Sixty-Eight Thousand Dollars ($68,000), shall be due and payable on the first day that corn is delivered to the Plant, and thence each month thereafter from the date of the first delivery of corn.

(6) RISK MANAGEMENT COMMITTEE AND DIRECTION: NWE shall nominate and empower a Risk Management Committee, ("Committee"), to be accountable for assessing risk and providing corn pricing and other directions to Andersons' designated representative. Andersons' representative will report to, and




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take direction from Committee. Andersons representative will be the designated
Manager of Ethanol Services.

(7) SECURITY: As security against NWE's inability to perform on its Contracts and other obligations with Andersons, NWE shall provide Andersons with an Irrevocable Letter(s) of Credit, ("Letter(s) of Credit"), containing terms, and issued by a financial institution, both acceptable to Andersons at it's sole discretion. Further, NWE agrees to execute any documentation required by such financial institution to allow Andersons to communicate directly with the financial institution about NWE or the Letter(s) of Credit. The amount of the Letter(s) of Credit will be maintained at not less than Two Million Dollars, ($2,000,000), plus the net aggregate contract equity exposure of Contracts and unpaid corn delivered to Plant. This Letter(s) of Credit shall be in place prior to any pricing activity on forward contracts, or the delivery of corn to Plant, and shall remain in place for the duration of the Initial Term and any Renewal Term(s) of this Agreement. The Letter(s) of Credit shall contain provisions which would allow Andersons to access the funds represented by the Letter(s) of Credit in the event that NWE fails to respond to the demand for payment by Andersons for delivered corn; if contract positions are cancelled pursuant to
Item 19c; or in the event that net aggregate contract equity exposure of Contracts and unpaid corn exceeds the amount of the Letter(s) of Credit plus Two Million Dollars, ($2,000,000), as stated above.

If at any time Andersons draws on the Letter(s) of Credit for any of the above reasons, or if NWE's open Contract positions are such that NWE is not in compliance with the provisions of this Item, NWE agrees within 1 business day as defined in the National Grain and Feed Association ("NGFA"), Grain Trade Rules, ("Business Day"), to restore, or put in place the Letter(s) of Credit required by this Item, as further described in Exhibit B.

(8) GRAIN ORIGINATION: Andersons shall originate all corn for ethanol processing by NWE. Andersons will purchase corn primarily from producers, but also from country elevators and commercial brokers. Andersons shall determine the appropriate basis bids and policies to be utilized to originate corn in the most effective manner. Andersons may purchase corn for delivery to Plant by rail or truck from commercial grain shippers located outside of the nearby trade area. This may include corn to be shipped from a facility owned or operated by Andersons.

Andersons' objective in entering into Contracts is to originate the required quantity of corn for sale to NWE under Contracts with required quality and delivery terms at the lowest-cost basis value for NWE. Andersons shall employ its extensive experience, contacts, market information, origination tools, and information management systems to accomplish this objective.

Andersons shall offer a full range of corn origination services to producer customers of NWE. This includes offering producers access to an extensive line of cash grain forward contract and risk management tools. At delivery, title to the cash grain will pass from the customer to Andersons, and in turn, to NWE. NWE will pay Andersons for all cash grain deliveries on the second business day following delivery by electronic funds transfer initiated by Andersons. Andersons shall calculate the amount of this payment. NWE shall provide the proper bank authorization to allow Andersons to initiate and complete the payment via electronic fund transfer. Andersons will provide full documentation of the amount paid by NWE. Should sufficient funds not be available or provided to Andersons for full settlement upon demand, then Andersons may draw upon the Letter(s) of Credit.

Ultimate cash grain basis risk associated with corn delivered to Plant shall reside with NWE. Andersons shall maintain regular communication with Committee to keep Committee apprised of changing market conditions related to corn price, availability, delivery timing, quality and other factors affecting basis.




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

Any non-delivery risk for producer cash grain forward contracts is exclusively for Andersons' account. For additional specificity of cash grain forward contract features, refer to Exhibit A - Grain Origination Services.

SCHEMATIC OF CORN CONTRACT / OWNERSHIP FLOW

                                  [GRAPHIC]

(9) CORN PRICE-RISK MANAGEMENT: Andersons shall provide information to assist Committee in making corn pricing, inventory management and other risk-management decisions. Andersons shall provide Contract futures reference pricing rights to NWE, which will operate independently of pricing decisions of producers. This unique approach is intended to provide NWE with risk-management capability consistent with NWE's individual risk-taking ability, cash flow requirements, ethanol and distillers grains sales, and it's margin objectives.

Contract pricing features for Contracts include, but are not limited to HTA, max-price, max-min, and automated pricing tools. All contract-pricing features shall be part of the formula pricing of the cash grain purchase commitment of NWE. NWE will pay Andersons amendment fees on Contracts according to the schedule in Exhibit A- Corn Price-Risk Management.

Andersons shall provide NWE with rights to establish cash grain contract futures reference prices for maximum corn usage over 24-months. E.g. pricings and amendments on open cash forward contract positions shall not exceed Twenty-Two Million Six-Hundred Thousand, (22,600,000) bushels total at any one time, consistent with NWE providing an acceptable Letter(s) of Credit as outlined in Item (7) above.

It is important to note that Committee is responsible for directing Andersons with regard to corn pricing decisions for the ethanol operation. Andersons shall provide supply and demand information, management reports, insight and execution, but Committee assumes final decision-making responsibility. NWE shall have full risk and financial responsibility of corn pricing outcomes. For additional specificity of features, refer to Exhibit A - Corn price-risk management.

(10) OPERATIONS SUPPORT AND TRUCKLOT MANAGEMENT: Andersons shall evaluate plant corn demand, logistics, corn quality factors and other key information provided by NWE. Working closely with Committee and operations personnel, Andersons shall consider the implications of this information on corn origination plans and values, and will provide management assessment and input to Committee. The focus shall be to assist NWE to handle corn receipts efficiently and cost effectively; to manage inbound corn quality and storage capacity; and to provide customer service.

Andersons shall provide the computer system software interface with specified truck weight and data hardware and software of NWE to link with Andersons' proprietary grain accounting system. Andersons shall process all inbound corn receipt data from Plant. Andersons shall further manage all aspects of contract application and customer settlement functions for Andersons' cash grain forward contracts with producers who deliver to Plant. Andersons shall maintain its grain data management system to interface with specified system of NWE. NWE shall maintain all truck scales and electronic weighing and data transmission systems to provide the required interface and truck data transmission to Andersons.




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

Andersons shall also administer the application of quality premiums and/or discounts to the corn delivered to Plant. For additional specificity, refer to Exhibit A - Operations Support and Trucklot Management.

(11) GRAIN MANAGEMENT CONSULTING: Andersons shall provide management reports, input on local crop availability and price, competitive market information and analysis, and other grain market information, analysis and evaluation as necessary and as assigned by Committee to contribute to the optimum efficiency and profitability of the ethanol business. This role is largely advisory, and may include other duties as agreed to between Andersons and Committee.

In addition to contracting for delivery of corn to Plant, an objective for Andersons is to assist in the optimal utilization of the corn storage capacity of NWE, as well as other corn handling and customer service capabilities of NWE. For additional specificity of features, refer to exhibit A - Corn Management Consulting.

(12) WORKING CAPITAL: Andersons shall manage the hedge risk of the open Contracts with NWE until delivery of the corn occurs at Plant, and payment is made to Andersons. This approach lessens base working capital requirements of NWE, and relieves NWE from unpredictable cash flow demand associated with hedge risk of cash grain contracts.

(13) TRANSPORTATION ADMINISTRATION AND RAIL MANAGEMENT: Andersons shall utilize its in-house expertise to provide transportation and rail management services to NWE. Services shall include truck insurance certificate tracking, rail and truck freight bill auditing, rail contract negotiation and rail carrier management services. For additional specificity of features, refer to Exhibit A - Transportation Administration and Rail Management.

(14) INDEMNIFICATION:

     a) Except as otherwise specifically provided herein, Andersons and NWE shall mutually indemnify and hold each other harmless from any and all claims resulting from or arising out of either party's negligence or intentional acts associated with this Agreement.

     b) Such indemnification shall extend to any and all liabilities, expenses, costs, damages and/or losses of any kind, including reasonable attorney's fees and all expenses in connection with defending against any claim resulting from, or arising out of, any and all acts or omissions in connection with the services and activities described.

(15) INSURANCE; INDEMNITY: Each party hereby agrees:

     a) To indemnify, hold harmless, and take up the defense of each party, its agents, its employees and its agents' employees, from and against all claims, damages, losses and expenses, including attorney fees, arising out of or resulting from the performance of the work and/or use of each party's real or personal property, provided that any such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death; or to injury to, or destruction of, tangible property, including, but not limited to, the loss of use resulting therefrom. Each party shall indemnify the other for any and all payments made by each party to its employee(s) as a result of a workers compensation claim of any such employee(s) arising from any negligent or intentional act or omission of either party.

     b) In case any direct or indirect damage is done to existing roads, underground structures, sewers, etc. or to any operating equipment or fixtures, by or because of the work, in consequence of any act or omission on the part of each party, its employees, subcontractors, or agents, each party at its own cost and expense, except when specified otherwise, shall restore such property, etc., to a condition equal to that existing before such damage was done.






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

     c) To be responsible for the security of all tools, equipment, and materials under its possession throughout the duration of the Agreement. Any tools, equipment, and materials that are lost or stolen shall be the responsibility of party in possession.

     d) Andersons and NWE each agree to maintain, during the Initial Term and any Renewal Term of this Contract, the following insurance coverages:

          i. Commercial General Liability Insurance, on an occurrence basis, including contractual liability insurance, with limits not less than:

               General Aggregate                           $1,000,000
               Products/Completed Operations Aggregate     $1,000,000
               Occurrence Limits                           $1,000,000
               Personal Injury Limit                       $1,000,000

          ii. Automobile Liability with a combined single limit not less than $1,000,000 including: Owned, Non-owned and hired car coverage.

          iii. Workers' Compensation coverage as required by applicable state laws and Employer's Liability Insurance with limits not less than $500,000.

     e) To require each of the subcontractors of any party to maintain all coverages and limits indicated in (a) and (b) above during the life of the subcontract. In the event any subcontractor fails to comply with this Item, that party shall assume the workers' compensation liability of said subcontractor.

     f) Prior to the commencement of work, each party will furnish the other party, a Certificate of Insurance stipulating that:

          i. Each party has in force all coverages required above, in the limits set out above, naming the other party, its subsidiaries and affiliated companies, its employees and its agents, as additional insureds.

          ii. Each party shall have thirty (30) days' prior written notice of any cancellation, material change, reduction of coverage or non-renewal of coverage.

     g) Each party's General Liability Insurance and Owner's and
Contractor/Service Provider's Protective Liability Insurance, if applicable, shall include a waiver of rights of recovery (subrogation) against the other party.

(16) LICENSING: Andersons and NWE shall each maintain a Grain Dealers license as required by the State of Ohio for each party's activities as described in this Agreement.

(17) AMENDMENT AND MODIFICATION: This Agreement may be amended, modified or supplemented only by prior mutual agreement, confirmed in writing and signed by the parties thereto.

(18) FORCE MAJEURE: Neither party shall be liable for any failure or delay in performance of its obligations hereunder, (other than an obligation of payment), where such failure or delay is caused by or results from an event beyond its reasonable control, such as Acts of God or the public enemy, acts or demands of any Government or any Governmental agency, strikes, lockouts, labor disturbances, equipment malfunctions or breakdowns, fires, floods, accidents or other unforeseeable causes.

(19) TERMINATION:

     a) Upon the occurrence of one or more of the following events, the parties shall attempt to reach a mutual agreement as to continued provision of origination and consulting services.




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          i.   the insolvency of the other party;

          ii. the filing of a voluntary or involuntary petition by or against the other party in bankruptcy or for reorganization or arrangement;

          iii. the appointment of a receiver or trustee for the other party;

          iv. the execution by the other party of an assignment for the benefit of creditors;

          v.   the dissolution of the other party;

          vi.  NWE's failure to maintain Letter(s) of Credit as required by Item
               7.

     b) Either party shall, without prejudice to any other remedies, have the right to terminate this Agreement if the other party has breached any provision of this Agreement, other than those set forth above in Item 19a, and has failed to cure such breach within thirty (30) days after being requested in writing to do so by the other party.

     c) On the next Business Day after either party gives notice to the other of the occurrence of any of the events set forth above in Item 19a or 19b, and unless otherwise mutually agreed to by the parties, Andersons shall mark-to-market, cancel and liquidate all open and/or unsettled Contracts and/or pricing features on Contracts for which Andersons has market exposure pursuant to the Grain Trade Rules of NGFA. Andersons or NWE shall make financial settlement of any market differences relating to cancellations within one Business Day of cancellation. Andersons may collect any balances owed Andersons as a result of such Contract cancellations from NWE's Letter(s) of Credit, as described in Item 7.

(20) WAIVER OF COMPLIANCE, CONSENTS: Any failure of Andersons or NWE to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Andersons or NWE, as the case may be, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

(21) CONFIDENTIALITY: The terms of the Confidential Disclosure Agreements between NWE and Andersons, dated November 19, 2001 ("Confidential Agreement"), are hereby incorporated by reference herein for the term of this Agreement, notwithstanding the fact that the term is longer than the term of the Parties' confidentiality obligations set forth in the Confidential Agreement. For purposes of the Confidential Agreement, along with confidential proprietary information as defined in the Confidentiality Agreement, individual or aggregate customer, transactional or financial information of NWE or Andersons that is provided to either in conjunction with the terms and conditions of this Agreement shall be deemed Confidential Information of NWE and Andersons, respectively, regardless of whether marked as such.

(22) FINANCIAL STATEMENTS: During the Initial Term and any subsequent Renewal Term, NWE and Andersons shall furnish each other with annual balance sheets and profit and loss statements accompanied by the audit report of an independent certified public accountant acceptable to both parties within 90 days of their respective fiscal year ends. The parties shall further furnish each other with all other financial information and reports reasonably requested by either at any time, including quarterly or other interim balance sheets and profit and loss statements within 45 days of such request. The parties shall furnish such other information as either may reasonably request at any time concerning their respective affairs. The parties warrant that all information furnished and to be furnished is accurate, and that all financial statements that they have furnished and hereafter may furnish, including operation statements and statements of condition, are and will be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and reasonably reflect, and will reflect, as of their respective dates, results of the operations and the true financial condition of the supplying party.

(23) RISK DISCLOSURE: NWE acknowledges that NWE has entered into this Agreement based upon its own knowledge and judgement. NWE acknowledges that this Agreement involves financial risks that




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NWE has independently evaluated prior to executing this Agreement. Andersons will provide NWE with consulting services as described in this Agreement, which Andersons believes will assist NWE in its ethanol processing business. Andersons makes no representation or warranty, either express or implied concerning these services. NWE acknowledges that Andersons' services are provided without express or implied warranties or representations, including, but not limited to any representation that such services will be of financial benefit to NWE in its ethanol processing business.

(24) VALIDITY: Wherever possible, each provision herein shall be interpreted in such manner as to be effective and valid under applicable law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

(25) EXPENSES AND OBLIGATIONS: All costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by Andersons or NWE shall be paid by Andersons or NWE, as the case may be.

(26) NOTICES: All notices and other communications hereunder shall be in writing, and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested) or on the next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type) as follows:

    If to NWE:                              If to Andersons:
    Northwest Ethanol L.L.C.                The Andersons Agriculture Group L.P.
    P.O. Box 4505                           480 West Dussel Drive
    Sherwood, Ohio    43556                 P. O. Box 119
    Attention: Risk Management Committee    Maumee, Ohio 43537
                                            Attention: Neill McKinstray

    Fax:                                    Fax: (419) 891-6513

    With a copy to:                         With a copy to:

    Mr. Ted Penner, Esq.                    The Andersons, Inc.
    101 Clinton St. Suite 1500              480 West Dussel Dr.   P.O. Box 119
    Defiance, Ohio   43512                  Maumee, Ohio  43537
                                            Attention: Legal Department
    Fax: (419) 784-9991                     Fax: (419) 891-6695


Or to such other address as such party may indicate by a notice delivered to the other party hereto.

(27) GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to the conflicts-of-laws rules thereof.

(28) COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Andersons and NWE.

(29) HEADINGS: The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

(30) ENTIRE AGREEMENT: This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements,




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representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(31) ASSIGNMENT:

     a) Neither party shall assign this Agreement without the prior written consent of the other.

     b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section any right, remedy or claim under or by reason of this Agreement.

     c) Notwithstanding anything herein to the contrary, and unless waived in writing by Andersons, NWE agrees that, upon any sale or transfer to a third party or parties of the principal assets required for the conduct of its business at the Plant, it shall be obligated as a condition of such sale or transfer to obtain the written agreement of the party or parties to whom such assets are being sold or transferred to accept an assignment of this Agreement and to assume all of the obligations of NWE hereunder.

(32) DISPUTE RESOLUTION: The parties hereto agree that the sole remedy for resolution of any and all disputes or controversies arising out of this Agreement shall be through arbitration by NGFA, pursuant to the NGFA Arbitration Rules. Andersons and NWE each waives any objection it may have now or hereafter to the laying of the venue of any such action, and irrevocably submits to the jurisdiction of the NGFA, and to confirmation of any award by the NGFA. Judgement upon the arbitration award may be entered and enforced in any court having jurisdiction thereof.

(33) ACCESS TO RECORDS: Andersons and NWE shall have reasonable access to all of the books and records of the other to the extent that such access may reasonably be required by Andersons or NWE in connection with matters relating to or affected by this Agreement. Andersons or NWE shall afford such access, as the case may be, upon receipt of reasonable advance notice and during normal business hours. Notwithstanding the foregoing, nothing in this Section shall entitle Andersons or NWE to access to the other party's confidential business and financial information.

(34) FURTHER ASSURANCES: From time to time, during the term of this Agreement, Andersons and NWE shall each execute and deliver, or cause to be executed and delivered, to the other party, as the case may be, such licenses, certificates, approvals, authorizations, agreements, contracts, leases, and other commitments as are necessary to carry out the intent of this Agreement.

(35) ANNUAL REVIEW: Andersons and Committee shall meet annually, on or about 120 days prior to the anniversary date of this Agreement, to review ongoing activities and results, to consider appropriate changes to day-to-day management, and to consider any necessary amendments to the Agreement.

(36) NON-COMPETE: Andersons agrees that it shall provide no corn origination services to entities with ethanol facilities located within a 50 mile radius of Plant, so long as this Agreement is in effect.

(37) FINDERS FEE: Andersons agrees to pay NWE a finders fee amounting to Twenty-five Thousand Dollars ($25,000), for assistance in securing any additional origination agreements with ethanol plants. Such finder's fee shall be paid to NWE in equal monthly installments, commencing with, and dependent upon the payment of monthly fees by the other ethanol plant to Andersons.

(38) CONTINUATION: The continuation of this Agreement beyond the closing date of the Initial Public Offering is conditional on NWE obtaining financing to construct and operate Plant. NWE shall have the option to terminate this Agreement if NWE fails to secure adequate financing to construct and operate the Plant from its initial public offering. In the event NWE exercises this option, NWE must send written




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notice, and tender the balance of $63,000 for the initial payment, described in
Item 5 to Andersons. Upon Andersons receipt of the $63,000 payment, this Agreement shall terminate.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


NORTHWEST ETHANOL, L.L.C.                 THE ANDERSONS AGRICULTURE GROUP L.P.

                                          By The Andersons, Inc.

By:    /s/ William A. Cleland             By:    /s/ Harold Martin Reed, Jr.
       ------------------------------            -------------------------------

Title: President                          Title: President Grain Division
       ------------------------------            -------------------------------

Date:  February 7, 2002                   Date:  February 7, 2002
       ------------------------------            -------------------------------











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EXHIBIT A

Specific functions and services to be provided to NWE by Andersons include, but are not limited to the following:

GRAIN ORIGINATION SERVICES
-        Assurred corn volume and delivery timing.
-        Grain originator and General Manager of contract administration.
           (Andersons employees)
-        Cash market surveillance and analysis.
-        Producer customer account management.
-        Contract administration and settlement.
-        Precision originations and sales management.
-        Producer risk management and marketing education.
-        Cash grain forward contracts; Delayed price; Spot pricing.
-        Corn price-risk management tools for producer customers.

CORN PRICE-RISK MANAGEMENT
-        Cash grain forward contracts.
-        Basis and futures price analysis and information.
-        Management and position reports.
-        Corn price-risk management tools, including HTA, max price, max-min, and Automated Pricing Tools.
-        Contract amendment fee Schedule*: (good through first 12 months from date of Agreement)
         Basis  / HTA reference roll:        .7c     per bushel
         Max - Min                          2.5c     per bushel
         Max Price                          1.5c     per bushel
         Automatic Pricing                  2c       per bushel
                  *Amendment fees subject to applicable interest calculation. *Amendment fee schedule may or may not be the same as for other accounts of Andersons.

OPERATIONS SUPPORT AND TRUCKLOT MANAGEMENT
-        Interface to electronic scale system.
-        Electronic ticket processing.
-        Data management and interface.
-        Daily truck report and grain position report.
-        Truck scale interface consulting.
-        Daily receipt processing and disbursements.
-        User training.
-        Grain quality inspector training.
-        Accounting information and support for enterprise accounting.

CORN MANAGEMENT CONSULTING
-        Grain quality management consulting.
-        Accounting and systems policy consulting.
-        Inbound premium and discount consultation.
-        Basis surveillance and risk management consultation.
-        Grain quality surveillance, risk management and gross revenue consultation.
-        Grain production surveillance and consultation.
-        Inbound corn scheduling, logistics and corn supply management.
-        Summary annual origination reporting.
-        Grain market management education.

TRANSPORTATION ADMINISTRATION AND RAIL MANAGEMENT
-        Truck insurance certificate tracking.
-        Freight bill auditing.
-        Rail contract negotiation service.
-        Rail carrier management services.





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EXHIBIT B

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

Net Aggregate Contract Equity Example
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
DAY 1 -- CZ futures = $2.40                 Priced position = 12,000,000 bu @ $2.40
                                            average futures reference price.

Letter(s) of Credit Amount =                $7,000,000

Net Aggregate Contract Equity =             -0-

Letter(s) of Credit "draw" or required
      Additional Letter(s) of Credit =      -0-         ($2,000,000 minimum maintained)
----------------------------------------------------------------------------------------------
DAY 50 -- CZ futures = $2.10                Priced position = 12,000,000 bu @ $2.40
                                            average futures reference price.

Letter(s) of Credit Amount =                $7,000,000

Net Aggregate Contract Equity =             $3,600,000

Letter(s) of Credit "draw" or required
Additional Letter(s) of Credit =            -0-         ($2,000,000 minimum maintained)
----------------------------------------------------------------------------------------------
Day 100 CZ futures = $1.90                  Priced position= 12,000,000 bu @ $2.40
                                            average futures reference price.

Letter(s) of Credit Amount =                $7,000,000

Aggregate Contract Equity =                 $6,000,000

Letter(s) of Credit "draw" or required
Additional Letter(s) of Credit =            $1,000,000  ($2,000,000 needed to maintain minimum)
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


Net Aggregate Contract Equity AND Unpaid Delivered Corn Example
----------------------------------------------------------------------------------------------
DAY 1 -- CZ futures = $2.40                 Priced position = 12,000,000 bu @ $2.40
                                            average futures reference price.

Letter(s) of Credit Amount =                $7,000,000

Net Aggregate Contract Equity =             -0-

Letter(s) of Credit "draw" or required
      Additional Letter(s) of Credit =      -0-            ($2,000,000 minimum maintained)
----------------------------------------------------------------------------------------------
DAY 25 -- CZ futures = $2.20                Priced position = 12,000,000 bu @ $2.40
                                            average futures reference price.

                                            1,000,000 bushels of D/P corn delivered to plant
                                            and unpaid.

Letter(s) of Credit Amount =                $7,000,000

Net Aggregate Contract Equity =             $2,400,000

Net Unpaid Corn Value =                     $2,200,000

Letter(s) of Credit "draw" or required
Additional Letter(s) of Credit =            -0-            ($2,000,000 minimum maintained)
----------------------------------------------------------------------------------------------
DAY 50 -- CZ futures = $2.10                Priced position = 12,000,000 bu @ $2.40
                                            average futures reference price.

                                            1,000,000 bushels of D/P corn delivered to plant
                                            and unpaid.

Letter(s) of Credit Amount =                $7,000,000

Net Aggregate Contract Equity =             $3,600,000

Net Unpaid Corn Value =                     $2,100,000

Letter(s) of Credit "draw" or required
Additional Letter(s) of Credit =            $700,000     ($700,000 needed to maintain minimum)
----------------------------------------------------------------------------------------------
Day 100 CZ futures = $1.90                  Priced position= 12,000,000 bu @ $2.40
                                            average futures reference price.

                                            1,000,000 bushels of D/P corn delivered to plant
                                            and unpaid.

Letter(s) of Credit Amount =                $7,700,000

Aggregate Contract Equity =                 $6,000,000

Net Unpaid Corn Value =                     $1,900,000

Letter(s) of Credit "draw" or required
Additional Letter(s) of Credit =            $2,200,000  ($2,200,000 needed to maintain minimum)
----------------------------------------------------------------------------------------------

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